Exhibit 3.1

UNDERWRITING AGREEMENT

March 8, 2004

Pengrowth Energy Trust
Pengrowth Corporation
Pengrowth Management Limited
2900 Petro-Canada Centre, East Tower
111 — 5th Avenue S.W.
Calgary, Alberta
T2P 3Y6

Dear Sirs:

Re:	Primary Offering of Trust Units of Pengrowth Energy Trust

     RBC Dominion Securities Inc., as Lead Underwriter, BMO Nesbitt Burns Inc., CIBC World Markets Inc., National Bank Financial Inc., Scotia Capital Inc., TD Securities Inc., HSBC Securities (Canada) Inc., Canaccord Capital Corporation, Dundee Securities Corporation, Raymond James Ltd. and Peters & Co. Limited (collectively, the “Underwriters”) understand that Pengrowth Energy Trust (the “Trust”) proposes to issue and sell 8,200,000 Trust Units (the “Firm Units”) of the Trust and to grant to the Underwriters an option (the “Underwriters’ Option”) to purchase up to an additional 2,700,000 Trust Units (the “Underwriters’ Option Units”).

     The undersigned further understand that Pengrowth Management Limited (the “Manager”) is the manager of the Trust and provides administrative and other services to the Trust. The Underwriters further understand that the net proceeds from the sale of the Firm Units and any Underwriters’ Option Units in respect of which the Underwriters’ Option is exercised, if any (such Firm Units and Underwriters’ Option Units together, the “Offered Units”) will be used by Pengrowth Corporation (the “Corporation”) to fund a portion of the Corporation’s 2004 planned capital program of approximately $135 million, and for potential acquisitions and general purposes, all as more fully described in the Preliminary Prospectus (as defined below). In this regard, we understand that the Corporation, the Manager and the Trust will prepare and file, without delay, a preliminary prospectus (the “Preliminary Prospectus”) relating to the sale of the Offered Units with the securities regulatory authority in all provinces of Canada (collectively, the “Qualifying Provinces”) including a French language version thereof in the Provinces of Quebec, Ontario and New Brunswick. We understand that, in filing the Preliminary Prospectus, the Trust will select the Province of Alberta as the principal jurisdiction under the MRRS Procedures (as hereinafter defined). We also understand that the Trust intends to take all steps and proceedings necessary, including the obtaining of any necessary rulings or orders, to complete and file, without delay, a prospectus (the “Prospectus”) with such authorities, including a French language version thereof in the Provinces of Québec, Ontario and New Brunswick, in accordance with their requirements in order to qualify the Offered Units for Distribution in each of the Qualifying Provinces.

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     Based upon the foregoing and subject to the terms, conditions, representations and warranties contained herein, the Underwriters hereby severally and not jointly, in the respective percentages hereinafter set forth in section 19.1, offer to purchase from the Trust and, by its acceptance hereof, the Trust agrees to sell to the Underwriters at the Closing Time all, but not less than all, of the Firm Units for a purchase price (the “Unit Price”) of $18.40 per Trust Unit, being an aggregate purchase price of $150,880,000 (the “Firm Purchase Price”), which shall be payable by the Underwriters at the Closing Time.

     In consideration of the Underwriters’ agreement to purchase the Firm Units, the Trust hereby grants to the Underwriters the Underwriters’ Option, exercisable in whole or in part at any time until 48 hours prior to the Closing Time (as hereinafter defined), to purchase from the Trust Underwriters’ Option Units. The notice (the “Underwriters’ Option Notice”) exercising the Underwriters’ Option shall be given by the Underwriters to the Trust by facsimile or delivery in the manner set forth in section 20 hereof and shall specify the number of Underwriters’ Option Units to be purchased by the Underwriters. Upon the furnishing of the Underwriter’s Option Notice, the Underwriters shall be committed to purchase and the Trust shall be obligated to sell in accordance with the provisions hereof the number of Underwriters’ Option Units specified in the Underwriter’s Option Notice at the Closing Time for a purchase price per Underwriters’ Option Unit equal to the Unit Price (in aggregate, together with the Firm Purchase Price, the “Purchase Price”), which shall be payable by the Underwriters at the Closing Time.

     In further consideration of the Underwriters’ agreement to purchase the Firm Units at the Closing Time, the Trust shall pay or cause to be paid to the Underwriters the Underwriters’ Commission of $0.92 per Offered Unit (the “Commission Rate”), being an aggregate commission of $10,028,000, assuming the Underwriters’ Option is exercised in full, against receipt of the Purchase Price, in consideration of the services to be rendered by the Underwriters in connection with their purchase of the Offered Units. For greater certainty, the services provided by the Underwriters in connection herewith will not be subject to the Goods & Services Tax provided for under the Excise Tax Act (Canada) and taxable supplies provided will be incidental to the exempt financial services provided.

     The Underwriters may, at their sole discretion, engage sub-agents to act on their behalf and offer such agents any part of the Underwriters’ Commission. The Underwriters shall not be under any obligation to engage any sub-agent. To the extent that the Underwriters engage sub-agents to act on their behalf, the Underwriters shall obtain undertakings from such sub-agents to offer the Offered Units for sale to the public only as permitted by the Securities Laws, upon the terms and conditions set forth in the Prospectus and as set forth herein.

     The terms and conditions of the agreement among the Trust, the Manager, the Corporation and the Underwriters are as set forth below.

Terms and Conditions

     1.     Definitions and Interpretation.

     1.1 In this Agreement, unless the context otherwise requires:

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“affiliate” shall have the meaning given thereto in the Business Corporations Act (Alberta);

“Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean and refer to, the agreement among the Trust, the Manager, the Corporation and the Underwriters resulting from the acceptance by the Trust, the Manager and the Corporation of the offer made by the Underwriters by this letter and not to any particular section, paragraph or other part of this agreement;

“ASC” means the Alberta Securities Commission;

“Auditor” means KPMG LLP, Chartered Accountants as auditor of the Trust and translator of the Financial Information and other information referred to in clause 3.1(d)(ii) (as the context requires);

“Business Day” means any day of the year other than a Saturday, Sunday or statutory holiday, on which banks are open for business in Calgary, Alberta;

“Claim” shall have the meaning given thereto in section 12.1;

“Closing” means the completion of the sale by the Trust of the Offered Units and the purchase thereof by the Underwriters pursuant to this Agreement;

“Closing Date” means March 23, 2004 or such other date as the parties hereto may mutually agree upon in writing, provided that in no event shall the Closing occur later than March 31, 2004;

“Closing Time” means 6:45 a.m. (Calgary time) or such other time on the Closing Date as the parties hereto may mutually agree;

“CSA” means the Canadian Securities Administrators;

“Current Documents” shall have the meaning given thereto in paragraph 4.3(a);

“Development” shall have the meaning given thereto in paragraph 4.3(a);

“Distribution” means “distribution” or “distribution to the public”, as the case may be, as those terms are defined under relevant Securities Laws in any of the Qualifying Provinces, and “Distribute” has a corresponding meaning;

“Exchanges” means the Toronto Stock Exchange and the New York Stock Exchange;

“Financial Information” means, collectively, the Trust’s audited comparative consolidated balance sheet as at December 31, 2002 and statements of income, cash flow and trust unitholders’ equity for the year then ended, the notes thereto and the auditor’s report thereon, the Trust’s unaudited comparative consolidated balance sheet as at September 30, 2003 and statements of income, cash flow and trust unitholders’ equity for the nine month period then ended and the notes thereto, the Trust’s unaudited comparative consolidated balance sheet as at December 31, 2003 and statements of income, cash flow and trust unitholders’ equity for the year then ended

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and the notes thereto, the Trust’s unaudited pro forma combined statement of income for the year ended December 31, 2002, the notes thereto and the compilation report thereon, the schedule of revenue and expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by the Corporation for each of the years in the three-year period ended December 31, 2001 the notes thereto and the auditor’s report thereon and all management’s discussion and analysis in respect of such periods incorporated by reference in the Prospectuses;

“Indemnified Parties” has the meaning given thereto in section 12.1;

“Indemnitors” has the meaning given thereto in section 12.1;

“Lead Underwriter” means RBC Dominion Securities Inc.;

“Management Agreement” means the management agreement made effective April 23, 2002 among the Manager, the Trust, the Corporation and the Trustee, as amended from time to time;

“material change” means any change in respect of the affairs of the Trust or the Corporation or their respective business, operations or capital that would reasonably be expected to have a significant effect on the market price or value of any of the Trust Units or affect the ability of the Manager to manage the Trust or the Corporation and includes a decision to implement such a change made by the board of directors of the Corporation or by the board of directors or senior management of the Manager if such persons believe that confirmation of the decision by the board of directors of the Corporation is probable;

“material fact” means, in relation solely to the Trust Units or the Prospectuses, a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Trust Units;

“misrepresentation” means, with respect to circumstances in which the Securities Laws of a particular province are applicable, a misrepresentation as defined under the Securities Laws of that province and, if not so defined, or in circumstances in which no particular provincial laws are applicable, a misrepresentation as defined under the Securities Act (Alberta);

“MRRS Procedures” means the mutual reliance review system and procedures described under National Policy 43-201 — Mutual Reliance Review System for Prospectuses and Annual Information Forms, as currently in effect;

“Preliminary Prospectus” means the short form preliminary prospectus of the Trust (in both the English and French language versions thereof, unless the context otherwise requires) to be dated on or before March 8, 2004, relating to the offering of the Offered Units which will be filed with the Regulatory Authority in each of the Qualifying Provinces;

“Prospectus” means the short form prospectus of the Trust (in both the English and French language versions thereof, unless the context otherwise requires) to be dated on or about March 15, 2004, relating to the offering of the Offered Units to be filed with the Regulatory Authority in each of the Qualifying Provinces;

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“Prospectuses” means, together, the Preliminary Prospectus and the Prospectus;

“Regulatory Authorities” means, collectively, the applicable securities commissions or similar securities regulatory authorities in each of the Qualifying Provinces;

“Royalty Indenture” means the amended and restated indenture dated April 23, 2002 between the Corporation and the Trustee providing for the issuance of royalty units, as amended from time to time, and “Royalty Units” means such royalty units;

“Securities Laws” means, collectively, all applicable securities laws of each of the Qualifying Provinces and the respective regulations, rules, policies and orders thereunder together with all applicable published orders and rulings of the Regulatory Authorities in the Qualifying Provinces;

“Selling Firms” shall have the meaning given thereto in section 10.1;

“Short Form Prospectus System” means the system described in National Instrument 44-101 — Short Form Prospectus Distributions, as currently in effect;

“Supplementary Material” means, collectively, any amendment or supplement to, and documents incorporated by reference in, the Prospectuses;

“Tax Act” means the Income Tax Act (Canada);

“Tax Opinions” means the opinion of Bennett Jones LLP and the opinion of Fraser Milner Casgrain LLP summarizing the principal Canadian federal income tax consequences applicable to the purchasers of the Offered Units;

“to the best of the knowledge, information and belief” means, unless otherwise expressly stated, a statement of the declarant’s knowledge of the facts or circumstances to which such phrase relates, after having made due inquiries and investigations in connection with such facts and circumstances;

“Trust Units” means units of the Trust, each unit representing an equal undivided beneficial interest in the Trust;

“Trustee” means Computershare Trust Company of Canada, a trust company duly registered to carry on business in all of the Qualifying Provinces;

“Underwriters’ Commission” means the aggregate commission payable by the Trust to the Underwriters hereunder and is equal to the Commission Rate per Offered Unit;

“Underwriters’ Expenses” shall have the meaning given thereto in section 14.2;

“Underwriters’ Information” means, in respect of the Prospectuses, any statements contained therein relating solely to and furnished by the Underwriters for purposes of inclusion therein; and

“Unitholder” means a holder of Trust Units.

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1.2	The division of this Agreement into sections, paragraphs and clauses and the provision of headings is for the convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this agreement.

1.3	Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

2.     Qualification and Offering for Sale.

2.1		(a)	The Trust shall, not later than the times and dates set forth below in this section 2.1, fulfil, to the satisfaction of counsel to the Underwriters, acting reasonably, all legal requirements to be fulfilled by the Trust to qualify the Offered Units for Distribution in the Qualifying Provinces by or through the Underwriters and other investment dealers or brokers registered in the Qualifying Provinces. Without limiting the generality of the foregoing, these legal requirements include the filing of the Preliminary Prospectus, the Prospectus and other related documents and the obtaining of appropriate receipts and advising the Lead Underwriter and counsel for the Underwriters that such receipts have been obtained. The Prospectuses shall incorporate by reference the 2003 Renewal AIF of the Trust previously filed. Until the Distribution of the Offered Units shall have been completed (or, in any event, not later than 45 days following the Closing Date), the Trust shall promptly take or cause to be taken all additional steps and proceedings, that from time to time, may reasonably be required under the applicable laws of each of the Qualifying Provinces to continue to qualify the Offered Units for Distribution.

	(b)		The Trust shall elect and comply in all respects with the MRRS Procedures and shall select the Province of Alberta as the principal jurisdiction under the MRRS Procedures. Such compliance shall be made within the following time limits:

(i)	the Preliminary Prospectus and related documents shall be filed with the ASC, as principal jurisdiction, no later than 5:00 p.m. (Calgary time) on March 8, 2004 and a “MRRS review document” (as such term is defined in the MRRS Procedures) from the ASC dated March 8, 2004 evidencing receipt of the Preliminary Prospectus by each of the Regulatory Authorities shall be obtained no later than March 9, 2004; and

(ii)	the Prospectus and related documents shall be filed, with the ASC as principal jurisdiction, and a final MRRS review document (as such term is defined in the MRRS Procedures) from the ASC dated March 15, 2004 evidencing receipt of the Prospectus by each of the Regulatory Authorities shall be obtained, no later than 12:00 noon (Calgary time) on March 16, 2004.

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2.2	Each of the Trust, the Manager and the Corporation shall co-operate in all respects with the Underwriters to allow them to participate fully in the preparation of the documentation required for the Distribution of the Offered Units and shall allow the Underwriters to conduct all “due diligence” investigations which they may reasonably require to fulfil their obligations as underwriters and to enable the Underwriters to responsibly sign any certificate required to be signed by the Underwriters in such documentation. Each of the Trust, the Manager and the Corporation shall furnish to the Underwriters all the information relating to each of the Trust, the Manager and the Corporation and its business and affairs as is required for the preparation of the Preliminary Prospectus, the Prospectus and other documentation to be filed in connection with the Distribution of the Offered Units in order to satisfy disclosure requirements under the Securities Laws.

2.3	The Underwriters shall deliver to the Trust within two Business Days of the date of filing the Prospectus duly completed and executed SEDAR Form 6’s for each person who has executed the Prospectus on behalf of the Underwriters.

2.4	The Trust will take all steps necessary to register the Offered Units with the United States Securities and Exchange Commission in order to permit the sale after the Closing by the holders thereof of the Offered Units through the facilities of the New York Stock Exchange. The Underwriters agree that they will not sell the Offered Units in the United States or to “U.S. persons” within the meaning of applicable United States securities legislation and will use commercially reasonable efforts to ensure that substantially all of the Offered Units are sold only to persons who are believed by the applicable Underwriter to be residents of Canada.

3.	Deliveries of Prospectuses and Related Documents.

3.1	The Trust shall deliver or cause to be delivered to the Underwriters the documents set out below at the respective times indicated:

(a)	as soon as possible, and in any event not later than March 8, 2004, copies of the English and French language versions of the Preliminary Prospectus signed as required by the laws of the Qualifying Provinces;

(b)	as soon as they are available, and in any event no later than March 15, 2004, copies of the English and French language versions of the Prospectus, signed as required by the laws of the Qualifying Provinces, including, in each case, copies of any Supplementary Material which have not previously been delivered to the Underwriters;

(c)	as soon as they are available, copies of the English and French language versions, as applicable, of any Supplementary Material, signed as required by the laws of the Qualifying Provinces and including, in each case, copies of any documents or information incorporated by reference therein which have not been previously delivered to the Underwriters;

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(d)	at the time of the delivery to the Underwriters pursuant to this section 3.1 of the French language version of the Prospectus:

(i)	an opinion of counsel in Québec, reasonably satisfactory in form and substance to the Underwriters and addressed to the Underwriters and the Trust and dated the date of the Prospectus to the effect that the French version thereof and of any documents incorporated therein by reference (except for the Financial Information and any other information which is the subject of the opinion of the Auditor referred to in clause 3.1(d)(ii), as to which no opinion need be expressed by such Québec counsel) are, in all material respects, a complete and proper translation of the English language version thereof, and

(ii)	an opinion of the Auditor, reasonably satisfactory in form and substance to the Underwriters and addressed to the Underwriters and the Trust and dated the date of the Prospectus to the effect that the French version of the Financial Information and such other related information set forth therein or incorporated therein by reference is in all material respects a complete and proper translation of the English version thereof; and

(e)	at the time of delivery to the Underwriters pursuant to this section 3.1 of the Prospectus, a comfort letter from the Auditor, dated the date of the Prospectus, reasonably satisfactory in form and substance to the Underwriters and the Underwriters’ counsel and addressed to the Underwriters, with respect to the financial and accounting information contained in or incorporated by reference into the Prospectus, which comfort letter shall be based on a review by the Auditor having a cut-off date not more than two Business Days prior to the date of the comfort letter and shall be in addition to any comfort letter which must be filed with the Regulatory Authorities pursuant to the Securities Laws.

3.2	Opinions or comfort letters similar to the foregoing shall be provided to the Underwriters with respect to any Supplementary Material filed pursuant to section 4.3 and any other relevant document that may be translated into the French language at the time the same is presented to the Underwriters for their signature or, if the Underwriters’ signatures are not required, at the time the same is filed. All such opinions or comfort letters shall be in form and substance satisfactory to the Underwriters and their counsel, acting reasonably.

4.	Representations Relating to the Prospectuses and Other Deliveries.

4.1	The delivery by the Trust to the Underwriters of the documents referred to in paragraphs 3.1(a), (b) and (c) shall constitute, on the part of each of the Trust, the Manager and the Corporation:

(a)	a representation and warranty to, and covenant and agreement with, the Underwriters that, at the respective times of such delivery, all the information and statements contained or incorporated by reference therein (except any information and statements which constitute Underwriters’ Information, or which are modified

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by or superseded by information or statements contained in the Prospectus or any Supplementary Material, as the case may be) at the respective dates of delivery thereof and all times subsequent thereto during the Distribution of the Offered Units are true and correct in all material respects, contain no misrepresentation, constitute full, true and plain disclosure of all material facts relating to the Trust, the Manager, the Corporation and the Offered Units as of the date of delivery and that no fact or information has been omitted therefrom which is required to be stated therein or necessary to make the statements or information therein not misleading in light of the circumstances in which they were made and that such documents contain in all material respects the disclosure required by, and fully comply and conform in all material respects to the requirements of, the Securities Laws; and

(b)	a joint and several representation and warranty to the Underwriters that, except as has been publicly disclosed, there has been no intervening material change (actual, proposed or prospective, whether financial or otherwise), from the date of the Preliminary Prospectus, the Prospectus and any Supplementary Material to the time of delivery thereof, in the affairs, operations, assets, liabilities (contingent or otherwise), or ownership of the Trust, the Corporation or the Manager, to the extent (if any) to which it affects the ability of the Manager to manage the Trust and the Corporation.

4.2	Each of the Trust, the Manager and the Corporation consents to the Underwriters’ use of the Preliminary Prospectus, the Prospectus and any Supplementary Material for the offering and Distribution of the Offered Units in compliance with the provisions of this Agreement.

4.3	(a)	At any time from the date hereof until the completion of the Distribution of the Offered Units, each of the Manager and the Corporation will promptly notify the Lead Underwriter, on behalf of the Underwriters, in writing of the full particulars of any of the following (each, a “Development”):

(i)	any material change, occurrence or development (actual, anticipated, contemplated or threatened) in or affecting the business, financial condition, affairs, assets, liabilities (contingent or otherwise), operations, revenue, control or capital of the Trust, the Corporation or affecting the ability of the Manager to manage the Trust and the Corporation;

(ii)	any material change, occurrence or development (actual, anticipated, contemplated or threatened) in any matter contained or referred to in the Preliminary Prospectus, Prospectus or any Supplementary Material, as they exist immediately prior to such change, occurrence or development; or

(iii)	any material fact or matter which has arisen and would have been required to have been stated in the Preliminary Prospectus, Prospectus or any Supplementary Material had the fact arisen on or prior to the date of the

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Preliminary Prospectus, Prospectus or any Supplementary Material, respectively,

which Development, in any such case, is, or may be, of such a nature as to render either or both of the Prospectuses and any Supplementary Material, as they exist taken together in their entirety immediately prior to any such Development (collectively, at such time, the “Current Documents”), untrue, false or misleading in any material respect or which would result in the Current Documents containing a misrepresentation or which would result in any of the Current Documents not complying with Securities Laws or which Development would reasonably be expected to have a significant effect on the market price or value of the Trust Units.

(b)	In any case described in paragraph 4.3(a), the Corporation and the Manager shall cause the Trust to promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Underwriters and their counsel, acting reasonably, with all applicable filing and other requirements arising as a result of a Development under the Securities Laws in the Qualifying Provinces, if any, and under the rules of the Exchanges necessary to continue to qualify the Offered Units for Distribution.

(c)	The Corporation and the Manager shall not cause the Trust to file any Supplementary Material without first obtaining the written approval of the Underwriters thereto which approval shall not be unreasonably withheld (to be evidenced by their signatures thereon, if applicable) and consulting with the Underwriters and their counsel as to the form and content thereof.

(d)	If prior to the completion of the Distribution of the Offered Units there is any change in any Securities Laws or other laws which results in any requirement to file Supplementary Material, then the Corporation and the Manager shall cause the Trust to prepare and file, as soon as possible, to the satisfaction of counsel to the Underwriters, acting reasonably, such Supplementary Material with the appropriate Regulatory Authority in each jurisdiction where such filing is required.

(e)	As soon as practicable and in any event prior to making any filing referred to in this section 4.3, the Corporation and the Manager shall in good faith discuss with the Underwriters any development or change in circumstances (actual, anticipated, contemplated or threatened) or misstatement which is of such a nature that there may be reasonable doubt whether written notice need be given to the Underwriters under the provisions of this section 4.3.

5.	Commercial Copies.

5.1	The Trust shall, as soon as possible but in any event not later than 12:00 noon (local time) on March 9, 2004 and within 48 hours after the execution of any Supplementary Material in connection with the Preliminary Prospectus, cause to be delivered to the Underwriters

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without charge commercial copies of the Preliminary Prospectus or such Supplementary Material (both English and French versions) in such numbers and in such cities as the Underwriters may reasonably request by oral instructions given to the Trust or the printer not later than 5:00 p.m. (Calgary time) on March 8, 2004 and not later than 12 hours prior to the filing of any Supplementary Material.

5.2	The Trust shall, as soon as possible but in any event not later than 12:00 noon (local time) on March 16, 2004 and within 48 hours after the execution of any Supplementary Material in connection with the Prospectus, cause to be delivered to the Underwriters without charge commercial copies of the Prospectus or such Supplementary Material (both English and French versions) in such numbers and in such cities as the Underwriters may reasonably request by oral instructions given to the Trust or the printer not later than noon (Calgary time) on March 15, 2004 in the case of the Prospectus, and not later than 12 hours prior to filing of any Supplementary Material.

5.3	The Trust shall cause to be provided to the Underwriters such number of copies of any Supplementary Material as the Underwriters may reasonably request for use in connection with the Distribution of the Offered Units. The Underwriters agree that they will not, directly or indirectly, use or distribute the Preliminary Prospectus, the Prospectus or any Supplementary Material, nor offer, sell or deliver any of the Offered Units in any country or jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof in all material respects.

6.	Representations, Warranties and Covenants.

6.1	The Trust and the Corporation. Each of the Trust and the Corporation represents and warrants to the Underwriters, and acknowledges that the Underwriters are relying thereon in connection with the purchase of the Offered Units that:

(a)	the Corporation has been duly incorporated and organized and is validly existing and in good standing under the laws of Alberta and has all requisite corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and assets as described in the Prospectuses and to enter into this Agreement and carry out the provisions hereof;

(b)	the Trust has been properly created and organized and is validly existing as a trust under the laws of the Province of Alberta;

(c)	each of the Trust and the Corporation is conducting its business in all material respects in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licenses, registrations and qualifications are valid and subsisting and in good standing;

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(d)	except as disclosed in the Prospectuses, no person now has any agreement or option or right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any unissued units, securities or warrants of any of the Trust or the Corporation, except for holders, other than the Trust, of outstanding Royalty Units and pursuant to any option or rights plans for directors, officers, employees and special consultants of the Corporation, the Manager and the Trust currently in place;

(e)	except as referred to in or contemplated by the Prospectuses, subsequent to December 31, 2002:

(i)	there has not been any material change in the share capital or long-term debt of the Trust and the Corporation,

(ii)	there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Trust or the Corporation,

(iii)	the financial position of the Trust has not changed in any material adverse way from that disclosed in the audited balance sheet as at December 31, 2002 of the Trust contained in the Trust’s 2002 annual report,

(iv)	the financial position of the Corporation has not changed in any material adverse way from that disclosed in the audited balance sheet as at December 31, 2002 of the Corporation contained in the Corporation’s 2002 financial statements, and

(v)	the Trust and the Corporation have carried on business in the ordinary course;

(f)	there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Trust or the Corporation) pending or, to the knowledge of the Trust or the Corporation, threatened against or affecting the Trust or the Corporation at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any material way adversely affects or may adversely affect the business, operations or condition of the Trust or the Corporation (financial or otherwise) or its property or assets or which questions or may question the validity of the issuance of the Offered Units or the related Royalty Units or any action taken or to be taken by the Trust, the Corporation or the Manager pursuant to or in connection with this Agreement;

(g)	the Corporation has complied, in all material respects, with the terms and conditions of the Royalty Indenture;

(h)	neither the Trust nor the Corporation is in default or breach of, and the execution, delivery, performance and compliance of or with the terms of this Agreement by

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each of the Trust, the Corporation and the Manager and the sale of the Offered Units by the Trust, and the issuance of any related Royalty Units by the Corporation will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under, any term or provision of the constating documents, by-laws or resolutions of the Trust or the Corporation, or any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Trust or the Corporation is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Trust or the Corporation, and no term or provision thereof materially adversely affects the business, operations or condition (financial or otherwise) of the Trust or the Corporation or either of their property or assets;

(i)	(A) the Trust is a “reporting issuer” not in material default under the Securities Laws and has been so for at least 12 months in each of the Qualifying Provinces, (B) the Trust is eligible to use the Short Form Prospectus System in each of the Qualifying Provinces and has had its 2003 Renewal AIF, as defined in NI-44 -101, accepted for filing by the Securities Commission of each Qualifying Province, (C) the currently outstanding Trust Units are listed on the Exchanges and the Offered Units will be conditionally approved for listing and posting for trading on the Exchanges by no later than the time of filing of the Prospectus with the Regulatory Authorities and (D) there has been no material change in the affairs, assets, liabilities or obligations (absolute, contingent or otherwise) of the Trust or the Corporation not already publicly disclosed which requires disclosure under the Securities Laws or which has been disclosed on a confidential basis to the applicable Securities Commissions and which has not been generally disclosed to the public;

(j)	a syndicate of Canadian chartered banks has established in favour of the Corporation a committed revolving credit facility in the maximum principal amount of $200,000,000 and as at March 8, 2004, the amount drawn under such credit facilities was approximately $nil;

(k)	the Trust has made an election under U.S. Treasury Regulation section 301.7701-3 to be classified as a partnership for U.S. federal tax purposes;

(l)	neither the Corporation nor the Trust has any undisclosed tax liabilities, contingent or otherwise;

(m)	the confidentiality agreement (the “Confidentiality Agreement”) dated October 8, 2001 among Exxonmobil Canada Properties, Shell Canada Limited, Imperial Oil Resources, Mosbacher Operating Ltd., Sable Offshore Energy Inc., Emera Offshore Incorporated and the Corporation is a legal, valid and binding obligation enforceable by the Corporation, and the Corporation is in full compliance with the terms and conditions thereof. Pursuant to the terms of the Confidentiality Agreement, all confidential information material to the Corporation’s or the Trust’s interest in the Sable Island Offshore Project has been requested by the

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Corporation, the Corporation has received all such information requested, and such information does not disclose any fact or circumstance relating to the Corporation’s or the Trust’s interest in the Sable Island Offshore Project that has not previously been publicly disclosed;

(n)	the Trust is authorized to issue 500,000,000 Trust Units of which 124,349,804 were issued and outstanding as at the close of business on March 1, 2004; and

(o)	as at the date hereof, the Corporation has not received any written evidence that the number of Trust Units owned by non-residents (as such term is defined in the Tax Act) is more than 50% of the total number of issued and outstanding Trust Units.

6.2	The Manager. The Manager represents and warrants to the Underwriters, and acknowledges that the Underwriters are relying thereon in connection with the purchase of the Offered Units, that:

(a)	each of the Corporation and the Manager has been duly incorporated and organized and is validly existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and assets as described in the Prospectuses and to enter into this agreement and carry out the provisions hereof;

(b)	the Trust has been properly created and organized and is validly existing as a trust under the laws of the Province of Alberta;

(c)	each of the Manager, the Trust and the Corporation is conducting its business in all material respects in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licenses, registrations and qualifications are valid and subsisting and in good standing;

(d)	except as disclosed in the Prospectuses, no person now has any agreement or option or right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any unissued units, securities or warrants of any of the Manager, the Trust or the Corporation, except for holders, other than the Trust, of outstanding Royalty Units and pursuant to any option plans for directors, officers and employees of the Corporation, the Manager and the Trust currently in place;

(e)	except as referred to in or contemplated by the Prospectuses, subsequent to December 31, 2002:

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(i)	there has not been any material change in the share capital or long-term debt of the Trust and the Corporation,

(ii)	there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Trust, the Corporation or the Manager which, in the case of the Manager, would have a material adverse effect on the Manager’s ability to perform its duties and functions under the Management Agreement,

(iii)	the financial position of the Trust has not changed in any material adverse way from that disclosed in the audited balance sheet as at December 31, 2002 of the Trust contained in the Trust’s 2002 annual report,

(iv)	the financial position of the Corporation has not changed in any material adverse way from that disclosed in the audited balance sheet, as at December 31, 2002 of the Corporation contained in the Corporation’s 2002 financial statements, and

(v)	the Manager, the Trust and the Corporation have carried on business in the ordinary course;

(f)	there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Manager, the Trust or the Corporation) pending or, to the knowledge of the Manager, threatened against or affecting the Manager, the Trust or the Corporation at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any material way adversely affects or may adversely affect the business, operations or condition of the Manager, the Trust or the Corporation (financial or otherwise) or its property or assets or which questions or may question the validity of the issuance of the Offered Units or the related Royalty Units, or any action taken or to be taken by the Trust, the Corporation or the Manager pursuant to or in connection with this Agreement;

(g)	the Corporation has complied in all material respects with the terms and conditions of the Royalty Indenture;

(h)	none of the Trust, the Corporation or the Manager is in default or breach of, and the execution, delivery, performance and compliance of or with the terms of this Agreement by each of the Trust, the Corporation and the Manager and the sale of the Offered Units by the Trust and the issuance of any related Royalty Units by the Corporation will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under, any term or provision of the constating documents, by-laws or resolutions of the Trust, the Corporation or the Manager, or any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Trust, the Corporation or the Manager is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation

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applicable to the Trust, the Corporation or the Manager, and no term or provision thereof materially adversely affects the business, operations or condition (financial or otherwise) of the Trust or the Corporation or either of their property or assets or the ability of the Manager to perform its obligations under the Management Agreement;

(i)	(A) the Trust is a “reporting issuer” not in material default under the Securities Laws and has been so for at least 12 months in each of the Qualifying Provinces, (B) the Trust is eligible to use the Short Form Prospectus System in each of the Qualifying Provinces and has had its 2003 Renewal AIF, as defined in NI-44-101, accepted for filing by the Securities Commission of each Qualifying Province, (C) the currently outstanding Trust Units are listed on the Exchanges and the Offered Units will be conditionally approved for listing and posting for trading on the Exchanges no later than by the time of filing of the Prospectus with the Regulatory Authorities, and (D) there has been no material change in the affairs, assets, liabilities or obligations (absolute, contingent or otherwise) of the Trust or the Corporation not already publicly disclosed which requires disclosure under the Securities Laws or which has been disclosed on a confidential basis to the applicable Securities Commissions and which has not been generally disclosed to the public; and

(j)	a syndicate of Canadian chartered banks has established in favour of the Corporation a committed revolving credit facility in the maximum principal amount of $200,000,000 and as at March 8, 2004, the amount drawn under such credit facilities was approximately $nil;

(k)	the Trust has made an election under U.S. Treasury Regulation section 301.7701-3 to be classified as a partnership for U.S. federal tax purposes;

(l)	neither the Corporation nor the Trust has any undisclosed tax liabilities, contingent or otherwise;

(m)	the Confidentiality Agreement is a legal, valid and binding obligation enforceable by the Corporation, and the Corporation is in full compliance with the terms and conditions thereof. Pursuant to the terms of the Confidentiality Agreement, all confidential information material to the Corporation’s or the Trust’s interest in the Sable Island Offshore Project has been requested by the Corporation, the Corporation has received all such information requested, and such information does not disclose any fact or circumstance relating to the Corporation’s or the Trust’s interest in the Sable Island Offshore Project that has not previously been publicly disclosed;

(n)	the Trust is authorized to issue 500,000,000 Trust Units of which 124,349,804 were issued and outstanding as at the close of business on March 1, 2004; and

(o)	as at the date hereof, the Corporation has not received any written evidence that the number of Trust Units owned by non-residents (as such term is defined in the

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Tax Act) is more than 50% of the total number of issued and outstanding Trust Units.

7.	Closing and Conditions of Closing.

7.1	The Closing of the purchase and sale of the Offered Units for shall be completed at the offices of Bennett Jones LLP, Calgary, Alberta at the Closing Time.

7.2	The Closing shall be conditional on the following being delivered to the Underwriters at or before such time:

(a)	one or more definitive certificates representing in the aggregate the Offered Units registered in the name of RBC Dominion Securities Inc., or in such other name or names as the Underwriters may notify the Trust in writing at any time until 6:45 a.m. (Calgary time) on the Business Day immediately preceding the Closing Date;

(b)	a comfort letter of the Auditor dated the Closing Date and addressed to the Underwriters in form and content satisfactory to the Underwriters and their counsel, bringing the information contained in the comfort letter or letters referred to in paragraph 3.1(e) forward to the Closing Time provided that such comfort letter shall be based on a review by the Auditor having a cut-off date not more than two Business Days prior to the Closing Date;

(c)	written confirmation in form and substance satisfactory to the Underwriters that the Offered Units will at the time of Closing be listed for trading on the Exchanges and all conditions other than completion of the Closing and notification thereof to the Exchanges shall have been met to permit the Offered Units to be posted for trading on the Closing Date;

(d)	the certificates contemplated by section 9;

(e)	certificates dated the Closing Date signed by appropriate officers of the Trust, the Manager and the Corporation certifying with respect to the currently effective constating documents of the Trust, the Manager and the Corporation, as the case may be, all in a form approved by counsel to the Underwriters, acting reasonably, the resolutions of the board of directors of each of the Manager and the Corporation relevant to the Preliminary Prospectus, the Prospectus, any Supplementary Material, the offering of the Offered Units and the Relevant Documents, the incumbency and signatures of signing officers of the Trust, the Manager and the Corporation and with respect to such other matters as the Underwriters may reasonably request;

(f)	payment of the Underwriters’ Commission in respect of the Offered Units to the Underwriters, by wire transfer, certified cheque(s) or bank draft(s) in immediately available funds, payable to RBC Dominion Securities Inc., or as the Underwriters may direct in writing not less than 24 hours prior to the Closing Time, on a same day basis at par in the City of Calgary. The Underwriters shall be entitled to

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receive the Underwriters’ Commission at the Closing Time in consideration of the services to be rendered by the Underwriters in connection with the sale of the Offered Units, including, without limitation, acting as financial advisors in the preparation of relevant documentation, acting as underwriters in connection with the sale of the Offered Units, and performing administrative work in connection with these matters; and

(g)	the requisite legal opinions (including an opinion of Québec counsel), letters and certificates as contemplated herein and such further documentation as may be contemplated herein or as counsel to the Underwriters may reasonably require, against payment of the amount of the Purchase Price by wire transfer, certified cheque(s) or bank draft(s) in immediately available funds, payable on a same day basis at par in the City of Calgary to the Trust or as the Trust may otherwise direct the Underwriters in writing not less than 48 hours prior to the Closing Time.

8.	Legal Opinions.

8.1	At the Closing Time, the Trust, the Manager and the Corporation shall have caused favourable legal opinions dated the Closing Date to be delivered (in sufficient copies for each of the Underwriters and their counsel) to the Underwriters by their counsel, Bennett Jones LLP (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel (acceptable to them and to Fraser Milner Casgrain, LLP, counsel to the Underwriters) as to the qualification of the Offered Units for sale to the public in, and as to other matters governed by the laws of, jurisdictions other than the Provinces of Alberta, Saskatchewan and Ontario and may rely, to the extent appropriate in the circumstances and solely as to matters of fact not independently established, on certificates or statutory declarations of officers of the Manager, the Corporation or the Trustee, and of public and stock exchange officials) with respect to such matters as the Underwriters may reasonably request relating to the offering of the Offered Units, the Trust, the Manager and the Corporation in form and substance acceptable to counsel to the Underwriters, acting reasonably, including without limitation opinions substantially to the effect that:

(a)	the Trust is validly existing as a trust under the laws of the Province of Alberta having the Trustee as its trustee;

(b)	the Corporation is a corporation duly incorporated and validly subsisting under the laws of the Province of Alberta, the jurisdiction of its incorporation;

(c)	the Manager is a corporation duly incorporated and validly subsisting under the laws of Canada, the jurisdiction of its incorporation;

(d)	each of the Trust and the Corporation has the capacity and power to own and lease its properties and assets and to conduct its business as described in the Prospectus and any Supplementary Material;

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(e)	the Trust is a “reporting issuer” not in default of any requirement of the Securities Act (Alberta) and the regulations thereunder, has a similar status under the Securities Laws of each of the other Qualifying Provinces and is eligible to participate in the Short Form Prospectus System in each Qualifying Province;

(f)	the Trust is authorized to issue 500,000,000 Trust Units and the number of Trust Units issued and outstanding as at the Closing Date equals the number stated in section 6.1(n) as increased by the Offered Units and issuances permitted by section 22;

(g)	the Trust and the attributes and characteristics of the Offered Units conform in all material respects with the descriptions thereof in the Prospectuses and Supplementary Material;

(h)	the form of the definitive certificate representing the Offered Units has been duly approved and adopted and complies with all legal requirements (including all applicable requirements of the Exchanges) relating thereto;

(i)	the Offered Units are conditionally listed and, upon notification to the Exchanges of the issuance thereof, will be listed and posted for trading on the Exchanges;

(j)	the Trustee has been duly appointed as the transfer agent and registrar for the Trust Units (including without limitation the Offered Units);

(k)	the Offered Units have been validly created, allotted and issued;

(l)	the Trust, the Corporation and the Manager have the necessary power and authority to execute and deliver the Prospectuses and any Supplementary Material and all necessary action has been taken by the Trust, the Corporation and the Manager to authorize the execution and delivery by it of the Prospectuses and any Supplementary Material and the filing thereof, as the case may be, in each of the Qualifying Provinces under Securities Laws;

(m)	each of the Trust, the Manager and the Corporation has the necessary corporate or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to carry out the Distributions contemplated hereby and by the Prospectuses (including in the case of the Trust to sell the Offered Units) and this Agreement has been duly authorized, executed and delivered by such of the Trust, the Manager and the Corporation and is a legal, valid and binding obligation of each of them and enforceable in accordance with its terms (subject to reasonable opinion qualifications);

(n)	the execution and delivery by the Trust, the Manager and the Corporation of this Agreement, the fulfilment of the terms hereof by each of them, and the sale and delivery by the Trust at the Closing Time of the Offered Units do not and will not result in a breach of, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not

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conflict with, any applicable law or any terms, conditions or provisions of the constating documents of the Trust, the Manager or the Corporation or, in the case of the Manager or the Corporation, to such counsel’s knowledge any resolutions of the directors (or any committee thereof) or shareholders thereof or, in the case of the Trust any resolutions of the Unitholders, or any indenture, agreement or instrument to which the Trust, the Manager or the Corporation, is a party or by which it is contractually bound on the Closing Date of which such counsel is aware, or any judgement, order or decree of any court, governmental agency or body or regulatory authority having jurisdiction over the Trust, the Manager, the Corporation or the Offered Units and of which such counsel is aware;

(o)	the Offered Units are eligible investments under the statutes referred to in the Prospectus under the heading “Eligibility for Investment” without the investor having recourse to the so-called “basket” provisions of such statutes;

(p)	except such as have been made or obtained under the Securities Laws, no consent, approval, authorization or order of or filing, registration or qualification with any court, governmental agency or body or regulatory authority is required, for the execution, delivery and performance by the Trust, the Manager or the Corporation of this Agreement or the consummation by the Trust, the Manager or the Corporation of the transactions contemplated herein;

(q)	all necessary documents have been filed, all necessary proceedings have been taken and all other legal requirements have been fulfilled under the laws of Canada and each of the Qualifying Provinces in order to qualify the Distribution of the Offered Units in each of the Qualifying Provinces through investment dealers or brokers registered under applicable legislation of the Qualifying Provinces who have complied with the relevant provisions of such legislation;

(r)	subject to the qualifications set out therein, the statements in the Prospectus under the heading “Canadian Federal Income Tax Considerations” constitute a fair summary of the principal Canadian federal income tax consequences arising under the Tax Act to persons resident in Canada who hold Offered Units as capital property and who deal at arm’s length with the Trust, the Manager and the Corporation; and

(s)	such other matters as the Underwriters or their counsel may reasonably request.

8.2	At the Closing Time, the Underwriters shall have received from Fraser Milner Casgrain LLP, counsel to the Underwriters (who may rely on the opinions of counsel to the Trust, the Manager and the Corporation and may also rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than the Province of Alberta) such opinions with respect to the offering of the Offered Units as the Underwriters may reasonably require and are customary in transactions of this kind.

8.3	At the Closing Time, the Underwriters shall have received (in sufficient copies for each of the Underwriters and their counsel) a favourable legal opinion dated the Closing Date

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from the Trust’s legal counsel in the Province of Québec addressed to the Underwriters and their counsel and in form and substance acceptable to counsel to the Underwriters to the effect that the Trust has complied with all the laws of the Province of Québec relating to the use of the French language in connection with the Prospectus, any Supplementary Material and the sale of the Offered Units to purchasers in the Province of Québec, including without limitation the documents and the share certificates representing the Offered Units to be delivered to purchasers of the Offered Units in the Province of Québec, and that the French language text appearing on the definitive certificates representing the Offered Units is not reasonably susceptible of any materially different interpretation from the English language text appearing thereon with respect to any material matter therein.

9.	Officers’ Certificates.

9.1	The Underwriters shall have received at the Closing Time a certificate dated the Closing Date, addressed to the Underwriters and signed by the Chief Executive Officer and Chief Financial Officer of the Manager, on behalf of the Manager, the Trust and the Corporation or any two other senior officers of the Manager acceptable to the Underwriters, certifying for and on behalf of the Manager, the Trust and the Corporation, to the best of the knowledge, information and belief of the persons signing such certificate after having examined the Prospectus and if applicable, any Supplementary Material that:

(a)	each of the Trust, the Manager and the Corporation has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time;

(b)	since the respective dates as of which information is given in the Prospectus and except as may have been the subject of Supplementary Material filed with the relevant Regulatory Authorities, there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise), and no change of any material fact or new material fact, in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Trust or the Corporation or in the ability of the Manager to manage the Trust and the Corporation from the date hereof to the Closing Date except as disclosed in the Prospectus;

(c)	the representations and warranties of the Trust, the Manager and the Corporation contained herein including those arising by delivery of documents hereunder are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby and by the Prospectus;

(d)	no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any Trust Units or the sale of the Offered Units has been issued and no proceedings, investigations or inquiry for such purpose are pending

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or, to the best of the knowledge, information and belief of the declarants contemplated or threatened;

(e)	except as disclosed in the Prospectus or Supplementary Material, if any, there are no actions, suits, proceedings, inquiries, compliance orders or directives pending or threatened in respect of the transactions contemplated hereunder;

(f)	except as disclosed in the Prospectus or Supplementary Material, if any, no material default exists, or as a result of the sale of the Offered Units will exist, under any instrument or agreement securing any indebtedness of or otherwise relating to the Manager, the Corporation or the Trust and no event which, with the giving of notice, the passage of time or the making of any determination, would constitute an event of default under any such instrument or agreement has occurred and is continuing which would be material to the Trust, the Corporation or the Manager;

(g)	since the respective dates as of which information is given in the Prospectus and Supplementary Material, no transaction material to the Trust, the Corporation or the Manager has been entered into or is pending by any of such entities which is not disclosed therein;

(h)	each of the Trust, the Corporation and the Manager are duly qualified to transact business in all jurisdictions in which the conduct of its business requires qualification or in which failure to be so qualified would have a material adverse effect on its business taken as a whole; and

(i)	as to such other matters as the Underwriters may reasonably request.

10.	Sales Restrictions.

10.1	The Underwriters shall offer the Offered Units for sale to the public, directly and through other duly qualified investment dealers and brokers (the Underwriters, their respective affiliates, together with such other investment dealers and brokers, are referred to herein as the “Selling Firms”), only as permitted by applicable Securities Laws, and upon the terms and conditions set forth in the Prospectuses and in this Agreement, at an offering price not exceeding the Unit Price set forth on the cover page of the Prospectus. The Selling Firms will not solicit offers to purchase or sell the Offered Units so as to require registration of the Offered Units or filing of a prospectus with respect to the Offered Units under the laws of any jurisdiction other than the Qualifying Provinces. For the purposes of this section 10.1, the Underwriters shall be entitled to assume that the Offered Units are qualified or registered for Distribution by duly qualified investment dealers and brokers under the Securities Laws of those Qualifying Provinces where a receipt or similar document for the Preliminary Prospectus and the Prospectus shall have been obtained from the applicable Regulatory Authority following the filing of the Preliminary Prospectus and the Prospectus or any Supplementary Material.

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10.2	Notwithstanding the foregoing provisions of this section 10, no Underwriter shall be liable to the Trust, the Manager or the Corporation under this section 10 as a result of the violation by another Underwriter or Selling Firm of the provisions of this section 10 or if the Underwriter first mentioned is not itself also in violation.

11.	Market Stabilization.

11.1	The Underwriters agree not to bid for or purchase Trust Units during the period of the Distribution except in compliance with all applicable requirements of Ontario Securities Commission Policy Statement No. 5.1, Quebec Securities Commission Policy Statement No. Q-26 and sections 11.11 and 11.26 of the rules of the Toronto Stock Exchange.

12.	Indemnification by the Trust, the Manager and the Corporation.

12.1	Each of the Trust, the Manager and the Corporation (collectively the “Indemnitors”) hereby covenants and agrees to indemnify and save harmless each of the Underwriters and each of their respective directors, officers, employees, shareholders and agents (collectively, the “Indemnified Parties”) from and against all liabilities, claims, losses (other than loss of profits), costs (including without limitation legal fees and disbursements on a solicitor and his own client basis), fines, penalties, damages and expenses to which any Indemnified Party may be subject or which any Indemnified Party may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by or arising directly or indirectly by reason, or in consequence, of:

(a)	any breach of or default under any representation, warranty or covenant or agreement of the Trust, the Manager or the Corporation in this Agreement or any other document to be delivered pursuant hereto;

(b)	any information or statement that does not constitute Underwriters’ Information contained in the Preliminary Prospectus, the Prospectus, any Supplementary Material or any other material or document filed under any Securities Laws or delivered by or on behalf of the Indemnitors or any of them thereunder or pursuant to this Agreement which contains or is alleged to contain a misrepresentation (as defined in the Securities Act (Alberta)) or to be or be alleged to be untrue;

(c)	any omission or alleged omission to state in the Preliminary Prospectus, the Prospectus, any Supplementary Material, or any other material or document filed under any Securities Laws or delivered by or on behalf of the Indemnitors or any of them thereunder or pursuant to this Agreement, any fact or information other than Underwriters’ Information, whether material or not, required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(d)	any order made or any inquiry, investigation or proceeding commenced or threatened by any court, governmental agency or body or regulatory authority, administrative tribunal or stock exchange or other competent authority based upon

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any actual or alleged untrue statement, omission or misrepresentation (not relating solely to Underwriters’ Information) in the Preliminary Prospectus, the Prospectus, any Supplementary Material or any other material or document filed or delivered by the Indemnitors or any of them under any Securities Laws or pursuant to this Agreement (except any material or document delivered or filed solely by the Underwriters) or based upon any failure by any of the Indemnitors to comply with Securities Laws (other than any failure or alleged failure to comply solely by the Underwriters) which prevents or restricts the trading in or the sale or Distribution of the Offered Units or any of them or any other securities of the Trust in any of the Qualifying Provinces; or

(e)	the non-compliance or alleged non-compliance by any of the Indemnitors with any requirements of the Securities Laws, or the by-laws, rules and regulations of the Exchanges, including the Trust’s non-compliance with any requirement to make any document available for inspection.

Notwithstanding the foregoing provisions in this section 12.1, no Indemnified Party shall be entitled to claim any indemnification if it is engaged in any dishonesty, fraud, fraudulent misrepresentation, gross negligence or willful default.

If any matter or thing contemplated by this section 12 (any such matter or thing being hereinafter referred to as a “Claim”) is asserted against any of the Indemnified Parties, or if any potential Claim contemplated by this section 12 shall come to the knowledge of any Indemnified Party, the Indemnified Party concerned shall notify the Manager as soon as possible of the nature of such Claim (provided that any failure to so notify shall not affect the Indemnitors’ liability under this section 12 except to the extent that the failure materially prejudices the Indemnitors or any of them) and the Indemnitors shall, subject as hereinafter provided, be entitled (but not required) at their expense to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no admission of liability or settlement of any such Claim may be made by the Indemnitors or the Indemnified Party without, in each case, the prior written consent of all the affected parties thereto, such consent not to be unreasonably withheld.

12.2	In respect of any such Claim, an Indemnified Party shall have the right to retain separate or additional counsel to act on his or her or its behalf and participate in the defence thereof, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless:

(a)	none of the Trust, the Manager or the Corporation, as applicable, assumes the defence of such suit on behalf of the Indemnified Party within 10 Business Days of the Manager receiving notice of such Claim;

(b)	the Indemnitors and the Indemnified Party shall have mutually agreed to the retention of the other counsel; or

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(c)	the named parties to any such Claim (including any added third or interpleaded party) include both the Indemnified Party, on the one hand, and any of the Indemnitors, on the other hand, and the Indemnified Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them (in which case the Indemnitors shall not have the right to assume that defence of such Claim but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party), provided that the Indemnitors shall not, in connection with any one such action or separate but substantially similar related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Parties.

12.3	If any legal proceedings shall be instituted against any of the Indemnitors or if any regulatory authority or stock exchange shall carry out an investigation of any of the Indemnitors and, in either case, any Indemnified Party is required to testify, or respond to procedures designed to discover information, in connection with or by reason of the services performed by the Underwriters hereunder, then the Indemnified Parties may employ their own legal counsel and the Indemnitors shall pay and reimburse the Indemnified Parties for the reasonable fees, charges and disbursements (on a full indemnity basis) of such legal counsel, the other expenses reasonably incurred by the Indemnified Parties in connection with such proceedings or investigation and a fee at the normal per diem rate for any director, officer or employee of the Underwriters involved in the preparation for or attendance at such proceedings or investigation.

12.4	With respect to any of their respective related Indemnified Parties who are not parties to this Agreement, the Underwriters shall obtain and hold the rights and benefits of this section 12 and section 13 in trust for and on behalf of such Indemnified Parties and the Underwriters agree to accept such trust and to hold the benefit of and enforce performance of such covenants on behalf of such persons.

12.5	The rights of indemnity contained in this section 12 in respect of a Claim based on a misrepresentation or omission or alleged misrepresentation or omission in a Prospectus shall not apply if the Trust has delivered Supplementary Material in full compliance with section 3 and the person asserting such Claim was not provided with a copy of the Supplementary Material (if required under the applicable Securities Laws to have been so delivered to such person by the Underwriters) which corrects such misrepresentation or omission or alleged misrepresentation or omission, if such claim would have no basis had such delivery been made.

12.6	The rights and remedies of the Underwriters set forth in sections 12, 13 and 17 are to the fullest extent possible in law cumulative and not alternative and the election by any Underwriter to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any of the other of such rights and remedies.

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13.	Contribution.

13.1	In order to provide for just and equitable contribution in circumstances in which the indemnities provided in section 12 would otherwise be available in accordance with its terms but are, for any reason, held to be unavailable to or unenforceable by the Underwriters or enforceable otherwise than in accordance with its terms, the Indemnitors shall contribute to the aggregate of all liabilities, claims, losses (other than loss of profits), costs (including without limitation legal fees and disbursements on a solicitor and his own client basis), fines, penalties, damages or expenses of the nature contemplated in section 12 and suffered or incurred by the Indemnified Parties (a) in such proportions so that the Indemnified Parties are responsible for the proportion represented by the percentage that the Underwriters’ Commission bears to the Purchase Price, and the Indemnitors are responsible for the balance, whether or not they have been sued together or sued separately, or (b) if the allocation provided by the foregoing clause is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause but also the relative fault of the Indemnitors on the one hand and the Indemnified Parties on the other in connection with the statements, omissions or other matters which resulted in such losses, claims, damages, fines, penalties, liabilities or expenses of any nature whatsoever as well as any other relevant equitable considerations. The parties’ relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact relates to information supplied by the Indemnitors on the one hand or the Underwriters on the other and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent any such untrue statement or omission. No Indemnified Party shall be entitled to claim any contribution if it has engaged in any dishonesty, fraud, fraudulent misrepresentation, gross negligence or willful default.

13.2	The rights to contribution provided in this section 13 shall be in addition to and not in derogation of any other right to contribution which the Underwriters and the other Indemnified Parties may have by statute or otherwise at law, and shall remain operative and in full force and effect regardless of:

(a)	any investigation made by or on behalf of any Underwriter or any other Indemnified Party;

(b)	acceptance of any Offered Units and payment thereof; or

(c)	any termination of this Agreement.

13.3	In the event that any Indemnitor may be held to be entitled to contribution from an Indemnified Party pursuant to section 13.1 or under the provisions of any statute or at law, the Indemnitors shall be limited to receiving contribution from such Indemnified Party in an aggregate amount not exceeding the lesser of:

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(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Indemnified Party is responsible, as determined in section 13.1; and

(b)	the amount of the compensation actually received by the Indemnified Party hereunder (being, in the case of an Underwriter, the portion of the Underwriters’ Commission actually received by such Underwriter) minus the aggregate of any amounts paid or payable by the Indemnified Party by way of contribution to any other person hereunder.

13.4	If an Indemnified Party has reason to believe that a claim for contribution may arise, it shall give the Manager notice thereof in writing as soon as reasonably possible, but failure to notify the Manager shall not relieve the Indemnitors or any of them of any obligation they may have to the Underwriters under this section 13 except to the extent, if any, that the failure materially prejudices the Indemnitors in respect of such claim.

13.5	Each Indemnitor hereby irrevocably waives its right, whether by statute, common law or otherwise, to recover contribution from any Indemnified Party with respect to any liability of the Trust, the Manager or the Corporation by reason of or arising from any misrepresentation contained in the Preliminary Prospectus, the Prospectus or any Supplementary Material, provided however that such waiver shall not apply in respect of liability caused or incurred by reason of or arising from any misrepresentation which is based upon or results from Underwriters’ Information contained in such document.

14.	Expenses.

14.1	Whether or not the public offering of the Offered Units is completed, the Trust will be responsible, subject to section 14.3, for all of the costs in connection with the proposed public offering, including without limitation the fees and expenses of counsel to the Manager, the Corporation and the Trust (including fees and expenses incurred by such counsel in connection with discussions with and opinions to the Underwriters and their counsel as part of the Underwriters’ due diligence investigations), auditors, transfer agents and outside consultants, filing fees, the costs of preparing and printing the Prospectuses and any confidential information memorandum, the costs and expenses of qualifying the Prospectuses in each of the Qualifying Provinces, translation, all costs associated with marketing materials, marketing presentations and information meetings, out-of-pocket costs related to travel and accommodations for the Manager’s executives attending such presentations and meetings and the cost of preparing record books for all of the parties to this Agreement and their respective counsel.

14.2	If the public offering of the Offered Units is not completed due to any reason whatsoever, including, without limitation, the inability or unwillingness of the Trust or due to any of the Underwriters exercising the termination rights set forth herein, the Trust shall be responsible for the reasonable fees and expenses of counsel to the Underwriters (on a solicitor and his own client basis) and the out-of-pocket expenses incurred by the Underwriters, including their expenses related to due diligence investigations (including

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the fees and expenses of any experts retained by the Underwriters in connection therewith), information meetings and travel (the “Underwriters’ Expenses”).

14.3	If the public offering of the Offered Units is completed, the Underwriters shall be responsible for the Underwriters’ Expenses.

14.4	If the Underwriters are entitled to reimbursement for Underwriters’ Expenses hereunder, the Manager and the Trust shall reimburse the Underwriters upon presentation of reasonable evidence of such expenses; the Underwriters shall present reasonable evidence of the Underwriters’ Expenses to the Trust as soon as is practicable following the termination of the public offering and the Manager and the Trust shall reimburse the Lead Underwriter, on behalf of the Underwriters, therefor, in accordance with section 14.2, within 30 days of receipt of reasonable evidence of the Underwriters’ Expenses.

15.	Covenants of the Underwriters.

15.1	The Underwriters shall:

(a)	give prompt notice to the Trust, when, in the opinion of the Underwriters, Distribution has ceased;

(b)	as soon as practicable and, in any event, within 30 days of the completion of the Distribution, provide to the Trust a breakdown of the number of Offered Units sold in each jurisdiction where such information is required for the purpose of calculating filing fees payable; and

(c)	notify promptly (and in any event within 90 days of the date of this Agreement) each Regulatory Authority, where required, of the number of Offered Units sold in the relevant Qualifying Province.

16.	Nature and Survival of Representations, Warranties, Covenants and Indemnity.

16.1	All representations, warranties, covenants, obligations and agreements of each of the Trust, the Manager and the Corporation herein contained or contained in documents submitted or delivered pursuant to this Agreement shall survive the purchase by the Underwriters of the Offered Units and shall continue in full force and effect unaffected by any subsequent disposition by the Underwriters of the Offered Units or any of them and regardless of any examination or investigation which the Underwriters may carry out or which may be carried out on their behalf.

17.	Termination Rights.

17.1	The obligation of the Underwriters to purchase the Offered Units shall be subject to the accuracy as of the Closing Time of the representations and warranties of each of the Trust, the Manager and the Corporation contained herein or in any certificate or document delivered pursuant to or contemplated by this Agreement and the due fulfilment and compliance by each of the Trust, the Manager and the Corporation of and with its covenants herein contained.

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17.2	All representations, warranties, terms and conditions of this Agreement, other than those which expressly provide for an obligation of the Underwriters shall be construed as conditions inserted for the benefit of the Underwriters. Any breach of, default under or non-compliance with any such representation, warranty, term or condition by the Trust, the Manager or the Corporation, as applicable, shall entitle any of the Underwriters, without limitation of any other remedies of the Underwriters, to terminate each such Underwriter’s obligation to purchase the Offered Units by giving written notice to that effect to the Trust and the Manager at or prior to the Closing Time. The Underwriters may waive, in whole or in part, or extend the time for compliance with, any such representation, warranty, term or condition without prejudice to the rights of the Underwriters in respect of any other such representation, warranty, term or condition or any other or subsequent breach, default or non-compliance with that or any other representation, warranty, term or condition, provided that to be binding on the Underwriters any such waiver or extension must be in writing. No act of the Underwriters in offering the Offered Units or in preparing or joining in the execution of the Prospectuses or any Supplementary Material shall constitute a waiver of, or create an estoppel against, the Underwriters.

17.3	In addition to any other remedies which may be available to the Underwriters, any Underwriter shall be entitled, at the Underwriter’s option, to terminate and cancel, without any liability on the Underwriter’s part, the Underwriter’s obligations under this Agreement if, during the period from the date of this Agreement to the Closing Time:

(a)	any order to cease or suspend trading in any securities of the Trust, the Manager or the Corporation, or prohibiting or restricting the Distribution of the Offered Units, is made, or any proceeding is announced or commenced for the making of any such order, by any securities regulatory authority, any stock exchange or by any other competent authority, and has not been rescinded, revoked or withdrawn; or

(b)	any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued under or pursuant to any statute of Canada or any of the Qualifying Provinces, or of the United States or any state thereof or by any official of any stock exchange or by any other regulatory authority having jurisdiction over a material portion of the business and affairs of the Trust (on a consolidated basis), or otherwise, which in the opinion of the Underwriters may prevent or operate to prevent or restrict the Distribution of, or trading in, the Trust Units or the trading in any other securities of the Trust; or

(c)	the Tax Opinions are revoked or materially modified by counsel or there is any change of law or the interpretation or administration thereof that renders the Tax Opinions inapplicable, which in the opinion of the Underwriters may prevent or operate to prevent or restrict the Distribution of, or trading in, the Offered Units or trading in any other securities of the Trust; or

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(d)	there should develop, occur or come into effect or existence any event, action, or occurrence of national or international consequence, any governmental law or regulation, state, condition or major financial occurrence which, in the Underwriters’ reasonable opinion, seriously adversely affects, or may seriously adversely affect, the financial markets or the business, operations or affairs of the Trust or the Corporation taken as a whole or the ability of the Manager to manage the affairs of the Trust and the Corporation; or

(e)	there shall occur any event, change or development, including a prospective event or change or a Development, financial or otherwise, in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Trust, the Manager or the Corporation which, in the Underwriters’ opinion, would reasonably be expected to have a significant adverse effect on the market price, value or marketability of the Trust Units; or

(f)	the Underwriters shall become aware as a result of their due diligence review or otherwise of any material adverse change with respect to the Trust, the Corporation or the Manager which existed prior to the date hereof and had not been publicly disclosed prior to the date hereof;

by giving the Trust written notice to that effect at or prior to the Closing Time.

17.4	If any Underwriter shall elect to terminate its obligation to purchase the Offered Units as aforesaid, whether the reason for such termination is within or beyond the control of the Trust, the Manager or the Corporation, the liability of the Trust, the Manager and the Corporation hereunder with respect to such Underwriter shall be limited to the indemnity referred to in section 12, the contribution rights referred to in section 13 and the payment of expenses referred to in section 14.

17.5	The rights of termination contained in this section 17 may be exercised by any Underwriter acting alone and are in addition to any other rights or remedies the Underwriters or any of them may have in respect of any of the matters contemplated by this Agreement or otherwise. Any such termination shall not discharge or otherwise affect any obligation or liability of the Trust, the Manager or the Corporation provided herein or prejudice any other rights or remedies any party may have as a result of any breach, default or non-compliance by any other party. A notice of termination given by an Underwriter under this section 17 shall not be binding upon any other Underwriter. In the event that any one or more but not all of the Underwriters shall exercise its rights of termination herein, then the provisions of sections 19.2 and 19.3 shall apply.

17.6	The execution of any Supplementary Material (including without limitation an amendment to the Preliminary Prospectus or the Prospectus) in respect of any material change and the continued offering of the Offered Units, as the case may be, thereafter by the Underwriters shall not constitute a waiver of the Underwriters’ rights under this section 17.

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18.	Notification.

18.1	The Trust shall promptly advise the Lead Underwriter of any request made at any time prior to the end of the Distribution of the Offered Units by any Regulatory Authority or the Exchanges for any Supplementary Material or for any additional information, of the issuance by any such Regulatory Authority or the Exchanges of any cease trading or stop order relating to the Offered Units or any other securities of the Trust or order preventing or suspending the use of the Prospectus relating to the Offered Units or the qualification of the Offered Units for offering or sale in any jurisdiction, or of the institution or to its knowledge threat of institution of any proceedings for that purpose or of the receipt by the Trust of any written communication from any such Regulatory Authority or the Exchanges relating to the Prospectus, any Supplementary Material or the offering. Each of the Trust, the Manager and the Corporation shall use all commercially reasonable efforts to prevent the issuance of any such cease trading or stop order or other order and, if issued, to obtain the withdrawal or lifting thereof as soon as possible.

18.2	During the period commencing on the date hereof and ending upon the completion of the Distribution of the Offered Units, the Trust shall provide to the Underwriters on a timely basis, for review by the Underwriters and their counsel prior to filing, any proposed document, including without limitation any Supplementary Material, including without limitation any annual information form, material change report or information circular, which may be required to be filed by any Regulatory Authority or the Exchanges.

19.	Obligations of the Underwriters.

19.1	The obligations of the Underwriters to purchase at the Closing Time shall be several and not joint in that each Underwriter shall be obligated to purchase only the percentage of the Offered Units respectively set out opposite its name below:

RBC Dominion Securities Inc.	27.5%
BMO Nesbitt Burns Inc.	17.5%
CIBC World Markets Inc.	15.0%
National Bank Financial Inc.	8.0%
Scotia Capital Inc.	8.0%
TD Securities Inc.	8.0%
HSBC Securities (Canada) Inc.	5.0%
Canaccord Capital Corporation	3.5%
Dundee Securities Corporation	3.5%
Raymond James Ltd.	3.0%
Peters & Co. Limited	1.0%

Total	100%

19.2	If at the Closing Time any one or more of the Underwriters fail or refuse to purchase its respective percentage of the Offered Units and the percentage of the total number of Offered Units which one or more of the Underwriters has failed or refused to purchase does not exceed 7.5% of the total number of Offered Units which the Underwriters have

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agreed to purchase, the remaining Underwriters shall be obligated severally to purchase such Offered Units which the defaulting Underwriter or Underwriters have failed to purchase, in the proportion that the percentage set forth opposite the name of each of the remaining Underwriters bears to the aggregate of such percentages. If the Offered Units which one or more Underwriters have failed or refused to purchase exceed 7.5% of such total number, the other Underwriters shall have the right, but not the obligation, to purchase severally, on a pro rata basis as between themselves or in such other proportions as they may agree upon, all, but not less than all, of the Offered Units which would otherwise have been purchased by the Underwriters which fail to purchase. In any such case either a non-defaulting Underwriter or the Trust shall have the right to postpone the Closing Time for such period, not exceeding five Business Days, in order that the required changes, if any, in the Prospectuses or in any other documents or arrangements may be effected. If any non-defaulting Underwriter elects not to exercise such right and no other non-defaulting Underwriter elects to exercise such right so as to assume the entire obligations of the defaulting Underwriters and arrangements satisfactory to the Lead Underwriter (on behalf of the Underwriters) and the Trust for the purchase of such Offered Units are not made within 48 hours after such default, then (i) each non-defaulting Underwriter shall be entitled, by notice to the Trust, to terminate, without liability (except under section 13, if applicable), its obligation to purchase its original percentage of the Offered Units and (ii) the Trust shall have the right to terminate its obligations hereunder without liability on its part except under sections 12, 13 (if applicable) and 14 hereof in respect of non-defaulting Underwriters. Any action taken under this section 19.2 shall not relieve any defaulting Underwriter from liability in respect of any default by such Underwriter under this Agreement.

19.3	Nothing in this Agreement shall obligate the Trust to sell to one or any of the Underwriters less than all of the Firm Units or shall relieve any Underwriter in default from liability to the Trust, the Manager or the Corporation or to any non-defaulting Underwriter in respect of its default hereunder. In the event of a termination by the Trust, the Manager or the Corporation of their obligations under this Agreement, there shall be no further liability on the part of the Trust, the Manager or the Corporation to the Underwriters except in respect of any liability which may have arisen or may thereafter arise under sections 12, 13 and 14.

20.	Notices.

20.1	Any notice or other communication required or permitted to be given hereunder shall be delivered in the case of the Trust, the Manager or the Corporation to the Manager at Suite 2900 Petro-Canada Centre, East Tower, 111 — 5th Avenue S.W., Calgary, Alberta, T2P 3Y6, fax number (403) 265-6251; in the case of the Underwriters, to RBC Dominion Securities Inc., 11th Floor, 888 — 3rd Street S.W., Calgary, Alberta, T2P 5C5, fax number (403) 299-6900, and, in the case of notice to any one Underwriter, at such address as may be provided by the Underwriter from time to time upon request by any of the other parties. The Trust, the Manager and the Corporation, the Underwriters and each of them may change their respective addresses for notices by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by courier service or by

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facsimile transmission, and shall be deemed to have been received, if given by facsimile transmission, on the day of sending (if such day is a Business Day and, if not, on the next Business Day following the sending thereof) and, if given by courier service, on the next Business Day following the sending thereof.

21.	Lead Underwriter.

21.1	The Trust, the Manager and the Corporation shall be entitled to and shall act on any notice or other communication given by or on behalf of the Underwriters by the Lead Underwriter which shall represent the Underwriters and which have the authority to bind the Underwriters except in respect of (i) a notice of termination given pursuant to section 17, which notice may be given by any Underwriter, (ii) a notice of termination given pursuant to section 19.2, which notice may be given by any non-defaulting Underwriter, or (iii) an agreement of settlement given under section 12 or 13 which may be given only by the Underwriter affected thereby. The Lead Underwriter shall consult fully with the other Underwriters with respect to any such notice or other communication. Acceptance of this offer by the Trust, the Manager and the Corporation shall constitute their respective authority for accepting notification of any such matters from, and for delivering the definitive certificate representing the Offered Units, to or to the order of RBC Dominion Securities Inc.

22.	Further Offerings.

22.1	The Trust shall not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters after discussion therewith, which consent shall not be unreasonably withheld, (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, directly or indirectly, any Trust Units or other securities of the Trust or securities convertible into or exchangeable for Trust Units or other securities of the Trust (other than for purposes of the Trust’s option, incentive, distribution reinvestment or similar plans in existence on the date hereof and described in the Preliminary Prospectus or documents incorporated by reference therein; and securities issued in connection with an arms’ length acquisition, merger, consolidation or amalgamation with any company or companies or the exchange of Royalty Units outstanding on the date hereof for Trust Units), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Trust Units, whether any such transaction described in clause (i) or (ii) above is settled by delivery of Trust Units or other securities, in cash or otherwise, in each case prior to 90 days after the Closing Date.

22.2	The Manager agrees that it will not, directly or indirectly, offer, sell, pledge or otherwise dispose of any Trust Units or any securities convertible into or exchangeable or exercisable for Trust Units or enter into any swap or other derivative transaction with similar effect as a sale of Trust Units, for a period of 90 days after the Closing Date without the prior written consent of the Lead Underwriter.

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23.	Miscellaneous.

23.1	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

23.2	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Alberta with respect to all matters arising out of this Agreement and the transactions contemplated herein.

23.3	Time shall be of the essence hereof.

23.4	Unless otherwise indicated, all references herein to currency shall be to the lawful money of Canada.

23.5	In exercising rights or making decisions under the agreement, all parties shall act in a commercially reasonable manner consistent with practice in the Canadian securities industry.

23.6	This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts, taken together, shall constitute one and the same instrument. A signed counterpart of this Agreement provided by way of facsimile transmission shall be as binding upon the parties as an originally signed counterpart.

23.7	The parties hereto acknowledge that the obligations of the Trust hereunder shall not be personally binding upon the Trustee, as trustee of the Trust, or any of the Unitholders of the Trust and that any recourse against the Trust, the Trustee or any Unitholder in any manner in respect of any indebtedness, obligation or liability of the Trust arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Funds (as such term is defined in the Trust Indenture).

23.8	The terms and conditions of this Agreement supersede any previous verbal or written agreement between the Underwriters and any one or more of the Trust, the Corporation and the Manager with respect to the subject matter hereof, including the letter agreement dated March 4, 2004.

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If this letter accurately reflects the terms of the Agreement which we are to enter into and if such terms are agreed to by each of the Trust, the Manager and the Corporation, please signify acceptance by executing 13 copies of this letter where indicated below and returning them to RBC Dominion Securities Inc.

RBC DOMINION SECURITIES INC.		BMO NESBITT BURNS INC.

By:	(signed)	By:	(signed)

	Brian K. Petersen		Shane C. Fildes

CIBC WORLD MARKETS INC.		NATIONAL BANK FINANCIAL INC.

By:	(signed)	By:	(signed)

	Brenda A. Mason		L. Trevor Anderson

SCOTIA CAPITAL INC.		TD SECURITIES INC.

By:	(signed)	By:	(signed)

	Mark Herman		Alec W. G. Clark

HSBC SECURITIES (CANADA) INC.		CANACCORD CAPITAL CORPORATION

By:	(signed)	By:	(signed)

	Rod A. McIsaac		Karl B. Staddon

DUNDEE SECURITIES CORPORATION		RAYMOND JAMES LTD.

By:	(signed)	By:	(signed)

	D. G. Anderson		Jason Holtby

PETERS & CO. LIMITED

By:	(signed)

Bradley P. D. Fedora

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The foregoing agreement is hereby accepted and agreed to as of the date first above written.

PENGROWTH CORPORATION		PENGROWTH ENERGY TRUST, by its Administrator, Pengrowth Corporation

By:	(signed)	By:	(signed)

	James S. Kinnear		James S. Kinnear

PENGROWTH MANAGEMENT LIMITED

By:	(signed)

James S. Kinnear